As filed with the Securities and Exchange Commission on September 25, 2008
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FUNDTECH LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Ha’hilazon Street, 5th Floor Ramat Gan, Israel	52522
(Address of Principal Executive Offices)	(Zip Code)
FUNDTECH LTD. 2005 INTERNATIONAL SHARE OPTION AND RESTRICTED SHARE PLAN FUNDTECH LTD. 2005 ISRAELI SHARE OPTION AND RESTRICTED SHARE PLAN
(Full title of the plan)
FUNDTECH CORPORATION 30 MONTGOMERY STREET JERSEY CITY, NJ 07302
(Name and address of agent for service)
(201) 946-1100
(Telephone number, including area code, of agent for service)

Copies to:

Joseph J. Aulenti Fundtech Corporation 30 Montgomery Street Jersey City, NJ 07302 Telephone No.: 201-946-1100 Telecopier No.: 201-946-1313	Clifford M.J. Felig Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Road Ramat Gan 52506, Israel Telephone No.: (972-3) 610-3100 Telecopier No.: (972-3) 610-3111

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share	103,142	$12.23	(2)	$1,262,087.6	$49.6
Ordinary Shares, par value NIS 0.01 per share	196,858	$13.175	(3)	$2,593,604.1	$101.93
Total	300,000	$12.852		$3,855,691.7	$151.53
(1)
This Registration Statement shall also cover such indeterminate number of Ordinary Shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions effected without the registrant's receipt of consideration, which transactions result in an increase in the number of outstanding Ordinary Shares of the registrant, in accordance with Rule 416 under the Securities Act of 1933.

(2)	Represents a weighted average exercise price of $12.23 per each Ordinary Share underlying outstanding Restricted Stock.
(3)
Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c) and (h) promulgated under the Securities Act of 1933, the average of the high and low sale prices per Ordinary Share on the Nasdaq Global Market on September 18, 2008, with respect to 196,858 Ordinary Shares subject to future grants under the plan underlying this Registration Statement.

(4)
This Registration Statement shall also cover 3,592,815 Ordinary Shares which are available for grants under the Fundtech Ltd. 2005 International Share Option And Restricted Share Plan and the Fundtech Ltd. 2005 Israeli Share Option And Restricted Share Plan and were registered under the Forms S-8 filed by the Company on February 25, 2000 (file No. 333-31130), July 8, 2004 (file No. 333-117241) and July 29, 2005 (file No. 333-127027).

PART I

EXPLANATORY NOTE

This registration statement registers ordinary shares, par value NIS 0.01 per share, of Fundtech Ltd. that are being issued and sold or may be issued and sold by the Company to participants in the Fundtech Ltd. 2005 International Share Option and Restricted Share Plan and Fundtech Ltd. 2005 Israeli Share Option and Restricted Share Plan (the "Plan"). The Plan, copies of which are attached to this registration statement as Exhibits 99.1 and 99.2, respectively, currently provides for the grant of options to purchase, as well as restricted share grants of, an aggregate of 3,892,815 ordinary shares, of which 300,000 are hereby registered under this reoffer prospectus and 3,592,815 were registered under the Forms S-8 filed by the Company on February 25, 2000 (file No. 333-31130), July 8, 2004 (file No. 333-117241) and July 29, 2005 (file No. 333-127027). Fundtech granted an aggregated amount of 2,964,763 options to purchase ordinary shares under the Fundtech 1999 Employee Option Plan and Fundtech 1999 Directors Option Plan, of which options to purchase 955, 679 ordinary shares have expired (and are available for re-grant), options to purchase 1,380, 936 ordinary shares have been exercised. In addition, Fundtech granted an aggregated amount of 717,268 restricted shares under the Fundtech 1999 Directors Option Plan, of which 18,874 restricted shares were forfeited (and are available for re-grant). Any expired or cancelled options are available for re-issuance under the Plan. This registration statement also registers re-offers and re-sales of ordinary shares, to be resold on a continuous or delayed basis by certain shareholders of the Company, issuable upon the exercise of options granted or ordinary shares purchased from the Company under the Plan that may constitute "control securities" or "restricted securities" under General Instruction C of Form S-8. Such control securities and restricted securities may be re-offered and resold on a continuous or delayed basis in the future under Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with General Instruction C of Form S-8, the amount of ordinary shares to be offered or resold by means of the reoffer prospectus contained in Part I by each selling shareholder (and any other person with whom such selling shareholder is acting in concert for the purpose of selling such shares) may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form F-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission. Fundtech will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act, and additional information about the Plan. Requests should be directed to Joseph J. Aulenti at Fundtech Corporation, 30 Montgomery Street, Jersey City, NJ 07302, USA, Telephone No.: 201-946-1100.

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REOFFER PROSPECTUS

3,892,815 ORDINARY SHARES

FUNDTECH LTD.

The ordinary shares, par value NIS 0.01 per share, of Fundtech Ltd. covered by this reoffer prospectus may be offered and sold to the public by certain shareholders of Fundtech, referred to in this document as the selling shareholders. The selling shareholders have acquired the shares through the grants by the Company of restricted shares, or will acquire the shares through the grants of either options to purchase ordinary shares or grants of restricted shares, to them under the Fundtech 2005 Israeli Share Option and Restricted Share Plan (the “Plan”).

The Plan, currently provides for the grant of options to purchase, as well as restricted share grants of, an aggregate of 3,892,815 ordinary shares, of which 300,000 are hereby registered under this reoffer prospectus and 3,592,815 were registered under the Forms S-8 filed by the Company on February 25, 2000 (file No. 333-31130), July 8, 2004 (file No. 333-117241) and July 29, 2005 (file No. 333-127027). Fundtech granted an aggregated amount of 2,964,763 options to purchase ordinary shares under the Fundtech 1999 Employee Option Plan and Fundtech 1999 Directors Option Plan, of which options to purchase 955, 679 ordinary shares have expired (and are available for re-grant), options to purchase 1,380,936 ordinary shares have been exercised. In addition, Fundtech granted an aggregated amount of 717,268 restricted shares under the Fundtech 1999 Directors Option Plan, of which 18,874 restricted shares were forfeited (and are available for re-grant).

Our ordinary shares are quoted on the Nasdaq Global Market under the symbol "FNDT". On September 24, 2008, the last business day prior to filing of the registration statement of which this reoffer prospectus constitutes a part, the closing price of our ordinary shares on the Nasdaq Global Market was $13.52 per share. The selling shareholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq Global Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the “Securities Act”), and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Fundtech will not receive any proceeds from the sale of the shares underlying options or from the sale of restricted shares by the selling shareholders.

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 4

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is September 25, 2008

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You should rely only on the information contained in this reoffer prospectus or any supplement. No one is authorized to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. Ordinary shares are being offered and sold only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the ordinary shares.

ADDITIONAL INFORMATION

Fundtech has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 under the Securities Act with respect to the ordinary shares offered hereby. This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to Fundtech and the ordinary shares offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

Fundtech is subject to certain periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. However, Fundtech is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, Fundtech is not required to publish financial statements as frequently or containing the same information as United States companies. Fundtech furnishes and intends to continue to furnish its shareholders with annual reports containing financial statements examined by an independent accounting firm prepared in accordance with U.S. GAAP. The registration statement, including exhibits, and the reports and other information filed by Fundtech can be inspected without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can be obtained from such office at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov/.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed or furnished by Fundtech with the Commission are incorporated by reference herein:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on April 11, 2008;

(b)	Our reports on Form 6-K furnished to the Commission on February 7, February 19, April 15 May 13, and August 14, 2008;

(c)	Our registration statements on Form S-8 furnished to the Commission on February 25, 2000, July 8, 2004 and July 29, 2005; and

(d)
The description of our ordinary shares set forth in the Prospectus, dated April 6, 1999, contained in the Company’s registration statement on Form S-1/A (No. 333-75233) filed with the Commission on April 6, 1999, including any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Fundtech with the Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act and, to the extent, if at all, designated therein, certain reports on Form 6-K furnished by Fundtech, prior to the termination of the offering of the ordinary shares hereunder, shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Fundtech will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Joseph J. Aulenti at Fundtech Corporation, 30 Montgomery Street, Jersey City, NJ 07302, USA, Telephone No.: 201-946-1100.

THE COMPANY

We are a leading provider of end-to-end financial transaction processing software solutions for financial institutions. These solutions are grouped into five broad categories: payment processing, foreign exchange settlement processing, financial messaging, cash management and securities settlement straight through processing products. The first three categories are transaction processing solutions, which enable banks to automate the payment and settlement processes and provide real-time transaction processing capabilities to financial institutions and their customers. The fourth category, cash management products, enable corporate clients to communicate with their financial institutions for the purpose of initiating payments, making inquiries and managing their activities with the financial institutions. The final category securities post-trade settlement is a multi-asset global trade management solution that consolidates and automates a broker/dealer’s middle office operations. Our major products include ACCESS Banking™, CASHplus®, PAYplus USA™, PAYplus for CLS™, Global PAYplus™, Recovery Services for disaster recovery service bureau solutions and related services.

Our products and related services are designed to integrate all elements of the electronic payments cycle, and we believe that they are among the most technologically advanced and cost-effective solutions in the financial services industry. Our products facilitate all aspects of the electronic payments and banking cycle including payment initiation, electronic balance reporting, account reconciliation, real-time account balance verification and other sophisticated auditing and reporting functionality. In addition, our products offer feature-rich graphical user interfaces that are easy learn and use, and enabling our customers to maximize their efficiency.

We are one of the largest providers of products and services that link banks to domestic and international payment networks. In the USA our products connect banks to the Federal Reserve System’s FedLine, which has approximately 7,500 banks connected. On a global basis, we provide banks with the capability to link to the S.W.I.F.T. network for communicating cross-border transactions. S.W.I.F.T. has over 7,000 banks in over 200 countries connected to their global network. Fundtech is also a leading provider in global settlements through the CLS Bank’s Continuous Linked Settlement System, which was established by the largest foreign exchange banks in the world to reduce foreign exchange settlement risk.

RISK FACTORS

In addition to the other information contained in this reoffer prospectus, prospective investors should consider carefully the following risk factors in evaluating our business and an investment in our ordinary shares.

This reoffer prospectus contains forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement. See "Special Note Regarding Forward-Looking Statements."

Risk Relating to Our Business

Our business is affected by conditions in the financial services industry.

Our customers are highly concentrated in the financial services industry. Our business is therefore susceptible to a downturn in that industry. There has been concern recently over the impact of the sub-prime financing problem on the ability of our clients and potential clients to purchase our products and services. We cannot be sure that there will not be an adverse impact on our business related to sub-prime credit issues. For example, a decrease in spending for software and related services within this industry which is related to such uncertainties could result in a decrease in demand for our products. We should also note that financial institutions around the world continue to consolidate which somewhat decreases the overall potential market for our products and services. These factors, as well as other changes occurring in the financial services industry, could have a material adverse effect on our business, financial condition and results of operations.

We are and expect to continue to be dependent upon a limited number of customers for a significant portion of our future revenues.

We believe that the market for our payments, cash management and securities software products and services consists of a relatively small number of customers who have very large potential accounts. These large accounts may from time to time comprise a significant percentage of our revenues in a specific fiscal period. Our failure to attract and retain these large accounts may have a material adverse effect on our business, financial condition and results of operations.

We have entered into a contract with three large customers for the sale of one of our payments products. Sales to these customers represented 27.3%, 26.4%, and 24.0% or our revenues for 2007, 2006 and 2005, respectively. The cessation of projects of this size, which have an indefinite term, could have a material adverse effect on our business, financial condition and results of operations. We expect that a significant portion of our future revenues will continue to be derived from a relatively small number of customers.

Our sales cycle is variable and sometimes long and involves significant resources on our part, but may never result in actual sales.

Our sales cycle from our initial contact with a potential customer to the signing of a license agreement has historically been lengthy and is variable. We generally must educate our potential customers about the use and benefit of our products and services, which can require the investment of significant time and resources. In addition, the purchasing decisions of our customers are subject to the uncertainties and delays of the budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. If our sales cycle lengthens, our quarterly operating results may become less predictable and may fluctuate more widely than in the past. A number of potential clients decide which products to buy through a request for proposal process. In those situations, we run the risk of investing significant resources in a proposal that does not result in revenue, because either a competitor obtains the desired contract from the customer or the customer decides not to proceed with the project or the customer decides to internally develop the product. Due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on our quarterly revenue and operating results.

Decisions by customers to develop their own payments and cash management solutions or greater market acceptance of our competitors’ products could result in reduced revenues.

The market for payments and cash management solutions is continuing to develop and competition is intense. We compete for the business of global or national and regional financial services organizations that seek to support complex and sophisticated products. Some of the larger financial institutions have developed products that are similar in function to our global payments and cash management products, in lieu of purchasing our products which they have then marketed to other banks or implemented in banks that they have acquired. Thus we might be competing with both software vendors within our industry and the in-house IT departments of certain of our clients.

Our competitors currently include, but are not limited to, BankServ, Logica PLC, Digital Insights, Inc., S1 Corporation, Fidelity Information Services, Banklink, TietoEnator, Sunguard, Smartstream Technologies, ACI Worldwide Inc., Dovetail, Fiserv, GIFTS Software, Bottomline, OB10, Harbor Payments and Clear2Pay.

We believe there are several principal competitive factors in the industry in which we operate, including:

•	product performance;
•	technical features;
•	compatibility with existing operating systems;
•	reliability;
•	security;
•	relational database power;
•	price;
•	customer service and support; and
•	ease of use.

Our competitors may be in a better position to devote significant funds and resources to the development, promotion and sale of their products, thus enabling them to respond more quickly to new or emerging technologies and changes in customer requirements. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to successfully market their products. We also expect that competition will increase as a result of consolidation within the industry. As we develop new products, we may begin to compete with companies with which we have not previously competed.

We may be unable to differentiate our products from the products of our competitors or successfully develop and introduce new products that are less costly than, or superior to, those of our competitors. In addition, existing and new competitors may establish relationships with our existing and potential customers. This could have a material adverse effect on our ability to compete.

In addition to our current competitors, we expect substantial competition from both established and emerging companies. A number of our existing and potential competitors have, or are likely to have, more extensive engineering, development, marketing, distribution, financial, technological and personnel resources than us. This increased competition may result in our loss of market share and pricing pressure which may have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that competition with both competitors within our industry and with the in-house IT departments of certain of our clients or prospective clients will not result in price reductions for our products and services, fewer customer orders, deferred payment terms, reduced revenues or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

We may be unable to expand our development or support organizations which may hinder our ability to grow and meet customer demands and rapid expansion of these resources could increase our cost and reduce our operating profit.

We increasingly have the need to increase our technical and customer support staff to support both new customers and the expanding needs of existing customers. With the addition of our Cashtech business, we are increasingly looking to India to source these requirements. Since our products are complex we expect that the training process will take a significant period of time before these and other newly hired personnel can support our customers. Qualified individuals are in demand throughout the software industry globally and there is significant competition for qualified personnel. Competition for qualified people may lead to increased labor and personnel costs. If we do not succeed in retaining our personnel or in attracting new qualified employees, our business could suffer significantly.

Marketing and distributing our products outside of the United States may require increased expenses and greater exposure to risks that we may not be able to successfully address.

We market and sell our products and services throughout the world. We received 46.4% of our total revenues in 2005, 48.1% of our total revenues in 2006 and 56.0% of our total revenues in 2007 from sales to customers located outside of the United States. The expansion of our existing operations and entry into additional international markets will require significant management attention and financial resources. We are subject to a number of risks customary for international operations, including:

•	economic or political changes in international markets;
•	greater difficulty in accounts receivable collection and longer collection periods;
•	difficulties and costs of staffing and managing foreign operations;
•	the uncertainty of protection for intellectual property rights in some countries;
•	multiple and possibly overlapping tax structures; and
•	currency and exchange rate fluctuations.

If we are unable to accurately predict and respond to market developments or demands, our business will be adversely affected.

The market for financial institutions payments and cash management solutions continues to develop and evolve. This makes it difficult to predict demand for our products. We cannot guarantee that the market for our products will grow or that our products will become widely accepted. If the market for our products does not develop in the time frames and with the demand that we have projected, our future revenues and profitability will be adversely affected. In addition, changes in technologies, industry standards, the regulatory environment, customer requirements and new product introductions by existing or future competitors could render our existing products obsolete and unmarketable, or require us to develop new products. A significant increase in the number of customers and/or a significant increase in our development of new product offerings would require us to expend significant amounts of money, time and other resources to meet demand. These expenditures could strain our personnel and financial resources.

Undetected defects may increase our costs and impair the market acceptance of our products and technology.

Our software products are complex and may contain undetected defects, particularly when first introduced or when new versions or enhancements are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of customer environments into which our products are deployed. Despite testing conducted by us and our customers, some defects have been discovered after their commercial shipment. Our products are frequently more critical to our customers’ operations compared to other software solutions used by such customers, and as a result, our customers may have a greater sensitivity to product defects relating to our products.

The finding of defects in current or future products and versions after the start of commercial shipment may result in:

•	a delay or failure of our products to achieve market acceptance;
•	adverse customer reaction;
•	negative publicity and damage to our reputation;
•	diversion of resources; and
•	increased service and maintenance costs.

Defects could also subject us to legal claims. Although our license agreements contain limitation of liability provisions, these provisions may not be sufficient to protect us against these legal claims. The sale and support of our products, as well as our professional services, may also expose us to product liability claims.

Any future acquisitions of companies or technologies may distract our management and disrupt our business.

We have in the past acquired certain assets of Sterling Commerce and CheckFree Holdings Corporation, as well as all of the stock of Biveroni Batschelet Partners AG, Switzerland, Datasphere SA, Switzerland and Cashtech Solutions India Private Limited, Radius Partners, Inc., Prang GmbH, Germany, the ACH assets of Troy Group, Inc. and the stock of Accountis Limited and may in the future acquire or make investments in complementary businesses, technologies, services or products, if appropriate opportunities arise. We may also engage in discussions and negotiations with companies about our acquiring or investing in those companies’ businesses, products, services or technologies. We cannot make assurances that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make the acquisitions or investments on commercially acceptable terms or at all or that we will have sufficient available resources for such acquisitions or investments. If we acquire or invest in another company, we could have difficulty assimilating that company’s personnel, operations, customers, technology or products and service offerings into our own. The key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. We may incur indebtedness or issue equity securities to pay for any future acquisitions.

We have a limited operating history with respect to certain of our principal products, which makes it difficult to predict future results of operations.

We have spent considerable time, effort and money developing our next generation software. Over the period 2004-2007, Global PAYplus™ has been installed at 15 banks and CASHplus® has been installed at or operating on behalf of 70 banks. We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Our success and ability to compete are substantially dependent upon our internally developed technology. Other than our trademarks, our intellectual property consists primarily of proprietary or confidential information that is not subject to patent or similar protections. In general, we have relied on a combination of technical leadership, trade secret, copyright and trademark law and nondisclosure agreements to protect our proprietary know-how. We have no patents or patent applications pending for our products and services. Unauthorized third parties may attempt to copy or obtain and use the technology protected by those rights. Any infringement of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Policing unauthorized use of our products is difficult and costly, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

We have placed, and in the future may place, our software source code in escrow. The software source code may, under specified circumstances, be made available to our customers. In certain limited instances, we have also provided our software source code directly to customers. This may increase the likelihood of misappropriation or other misuse of our software.

Substantial litigation over intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the functionality of products in different industry segments overlaps.

We believe that many industry participants have filed or intend to file patent and trademark applications covering aspects of their technology. We cannot be certain that they will not make a claim of infringement against us based on our products and technology. Any claims, with or without merit, could:

•	be expensive and time-consuming to defend;
•	cause product shipment and installation delays;
•	affect the decision by prospective customers to enter into agreements with us;
•	divert management’s attention and resources; or
•	require us to enter into royalty or licensing agreements to obtain the right to use a necessary product or component.

If we are required to enter into royalty or licensing agreements, such agreements may not be available on acceptable terms, if at all. Therefore, a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology at all or to license the infringed or similar technology for reasonable commercial terms, could have a material adverse effect on our business, financial condition and results of operations.

We utilize software from third parties. If we cannot continue using that software on commercially reasonable terms, we would have to spend additional capital to redesign our existing software.

We utilize off-the-shelf third-party software products to optimize the performance of our products. Our business would be disrupted if functional versions of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to spend additional capital to either redesign our software to function with alternate third-party software or develop these components ourselves. If this third-party software were either no longer available to us or no longer offered to us on commercially reasonable terms, we might be forced re-engineer our current or future product offerings and the commercial release of our products could be delayed, which could materially adversely affect our business, financial condition and results of operations.

Government regulatory policy for the financial services industry affects our business.

Our current and prospective customers, which include state and federally chartered banks and savings and loan associations, operate in markets that are subject to extensive and complex regulation. While we are not ourselves directly subject to this regulation, our products and services must be designed to work within the regulatory constraints under which our customers operate. The inability of our products and services to work properly within the regulatory framework may have a material adverse effect on our business, financial condition and results of operations.

Investment Risks

The market price of our Ordinary Shares may be volatile.

The stock market in general including its technology market sector has experienced price and volume fluctuations. These market fluctuations could adversely affect the market price of our Ordinary Shares. The market price of the Ordinary Shares may fluctuate substantially due to a variety of factors, including:

•	any actual or anticipated fluctuations in our financial condition and operating results;
•	public announcements concerning us or our competitors, or the financial services industry;
•	our inability to meet any guidance or forward looking information, which we provide from time to time;

•	the introduction or market acceptance of new service offerings by us or our competitors;
•	changes in security analysts’ financial estimates;
•	changes in accounting principles;
•	tender offers for our shares initiated due to Israeli law requirements;
•	sales of our Ordinary Shares by existing shareholders;
•	the loss of any of our key personnel;
•	changes in the political conditions in Israel; and
•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business.

Our Stock ownership is highly concentrated, and as a result certain shareholders may influence our affairs significantly.

At the conclusion of its pending tender offer, Clal Industries and Investments Ltd, or Clal, will own approximately 56.4 of our ordinary shares, or 57.1% when taken together with ordinary shares owned by Clal’s affiliate IDB Development Corporation, Ltd.  As a result, Clal will have the voting power to significantly influence our policies, business and affairs, and also has the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our ordinary shares.

We are trending toward a lower percentage of license fees and a greater percentage in service revenues in our revenue models, which tends to compress our margins and adversely affect our share price.

The combination of sales to major clients containing a significant services component to implement software globally, increases in sales where significant modifications are required to meet customer specific demands (“Solution Sales”) and increasing selection of our ASP hosted solution in lieu of our licensed solution, particularly with respect to our CASHplus software, may result in lower overall margins and a change in the way our share value is viewed by the marketplace. Although we continue to believe that a solutions and hosting based revenue model has numerous advantages, particularly in recurring revenue and visibility into our future earnings, the marketplace may view our share price as a solutions based business in a different way than it views a license-based business. This may lead to volatility in our share price.

We may experience significant fluctuations in our quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons and may contribute to volatility in the market price for our Ordinary Shares.

Our quarterly revenues, margins and results of operations have fluctuated significantly in the past as a result of various factors, many of which are outside our control. These factors include:

•	the size, timing and shipment of orders for our products and services;
•	our customers’ budget cycles;
•	the timing of the release of new product upgrades;
•	any lengthening of our sales cycle;
•	changes in the proportion of service and license revenues;
•	price and product competition;

•	enhancements or introductions of products and services by us and our competitors;
•	the mix of product sales;
•	software “bugs” or other product quality problems;
•	product pricing;
•	our effectiveness in providing customer support;
•	delays in implementation;
•	impact of unrest or political instability in the places we do business, such as in Israel;
•	consolidation of our customers;
•	currency fluctuations; and
•	changes in global economic conditions in general, and conditions in our industry and target &markets in particular.

A substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of when revenue is generated. If our projected revenue does not meet our expectations, we are likely to experience a shortfall in our operating profit relative to our expectations. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. It is also possible that our quarterly results of operations may be below the expectations of public market analysts and investors. If this happens, the price of our Ordinary Shares will likely decrease.

Risks Related to Our Location in Israel

It may be difficult to effect service of process and enforce judgments against our directors and officers in Israel.

We are organized under the laws of the State of Israel. Many of our executive officers and directors named in this annual report are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any of those persons. It may also be difficult to enforce civil liabilities under United States federal securities laws in actions initiated in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Political, economic and military conditions in Israel and the Middle East as a whole, could negatively impact our business.

Political, economic and military conditions in Israel have a direct influence on us because one of our significant research and development facilities and one of our executive offices is located there. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Any major hostilities involving Israel, acts of terrorism or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. We cannot assure you that ongoing hostilities related to Israel will not have a material adverse effect on our business or on our share price. Several Arab countries still restrict business with Israeli companies and these restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business. The future of peace efforts between Israel and its Arab neighbors is uncertain. Since October 2000, there has been a significant deterioration in Israel’s relationship with the Palestinian Authority, including a series of armed clashes between Israel, the armed forces of the Palestinian Authority, and terrorist organizations, and acts of terror have been committed inside Israel. The election of representatives of the Hamas militant group to a majority of seats in the Palestinian Legislative Council in 2006 has created additional unrest and uncertainty in the region. The Hamas armed takeover of the Gaza Strip in June 2007 and its effective control of that area since have resulted in an escalation of unrest and violence in that area among Israel, the Palestinian Authority and other groups. Further, in July 2006 Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group, along Israel’s northern border, which involved thousands of missile strikes and disrupted most day-to-day civilian activity in northern Israel. Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli-Lebanese or the Israeli-Syrian borders, or political instability in the region would likely disrupt international trading activities in Israel and may materially and negatively affect our and our major contract manufacturer’s business conditions and could harm our results of operations. Also, the war in Iraq led by coalition forces and the short and long term consequences of such war may negatively impact our business. Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel and Israeli companies. Thus, there have been sales opportunities that we could not pursue and there may be such opportunities in the future from which we will be precluded. We are also precluded from marketing our products to certain of these countries due to U.S. and Israeli regulatory restrictions. In addition, such boycott, restrictive laws, policies or practices may change over time and we cannot predict which countries, as well as whether certain companies and organizations, will be subject thereto. The boycott, restrictive laws, policies or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse affect on our business in the future.

Some of our officers and employees are currently obligated to perform annual reserve duty, depending on their age and position in the army. Additionally, they may be called to active reserve duty at any time under emergency circumstances for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees due to military service, and any significant disruption in our operations could harm our business. We believe that we have operated effectively given these requirements since we began operations. Nevertheless, the full impact on our workforce or business if some of our executive officers and employees will be called upon to perform military service, especially in times of national emergency, is difficult to predict. Although we have operated effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if political and military conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

We may be adversely affected if the rate of inflation in Israel exceeds the rate of devaluation of the new Israeli shekel against the dollar.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and the related personnel expenses, are in new Israeli Shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of this devaluation lags behind inflation in Israel. This would have the effect of increasing the dollar cost of our operations. In 2007, the dollar devalued against the NIS by approximately 9% while the consumer price index has increased at the rate of 3.4%. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the dollar. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected.

The tax benefits available to us from government programs may be discontinued or reduced at any time, which would likely increase our taxes.

We have received government grants in the past and currently receive tax benefits under Israeli government programs. To maintain our eligibility for these programs and benefits, we must continue to meet specified conditions. Some of these programs restrict our ability to transfer particular technology outside of Israel. If we fail to comply with these conditions in the future, the benefits received could be canceled and we could be required to refund any payments previously received under these programs or pay increased taxes. The government of Israel has reduced the benefits available under these programs recently and these programs and tax benefits may be discontinued or reduced in the future.

The government grants we have received for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions.

From time to time we have received royalty-bearing grants from the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel (“OCS”) under the Encouragement of Industrial Research and Development, 1984, or the Research and Development Law, and the regulations promulgated thereunder. The terms of these grants prohibit us from manufacturing more than 10% of the products developed using these grants outside of Israel without special approvals. There is no assurance that we will receive such OCS approval. Even if we receive approval to manufacture these products outside of Israel, we may be required to pay increased royalties, up to 300% of the grant amount plus interest, depending on the manufacturing volume that is performed outside of Israel. The Research and Development Law also allows for the approval of grants in cases in which the applicant declares that part of the manufacturing will be performed outside of Israel or by non-Israeli residents and the OCS is convinced that doing so is essential for the execution of the program. This declaration will be a significant factor in the determination of the OCS whether to approve a program and the amount and other terms of benefits to be granted. For example, the increased royalty rate and repayment amount will be required in such cases.

The Research and Development Law also provides that know-how developed under an approved research and development program may not be transferred to third parties in Israel without the approval of the OCS. Such approval is not required for the sale or export of any products resulting from such research or development. The Research and Development Law further provides that the know-how developed under an approved research and development program may not be transferred to any third parties outside Israel, except in certain circumstances and subject to prior OCS approval. Even if we receive approval to a transfer the technology outside of Israel, a percentage of the consideration paid for such transfer equal to the ratio of the aggregate amount of OCS grants received by us and the aggregate amount of all cash investments made in our company, including the OCS grants.

The Research and Development Law imposes reporting requirements with respect to certain changes in the ownership of a grant recipient. The law requires the grant recipient and its controlling shareholders and non-Israeli holders of more than 5% of our share capital to notify the OCS of any change in control of the recipient, or a change in the holdings of the means of control of the recipient that results in a non-Israeli becoming an interested party directly in the recipient, and requires the new interested party to undertake to the OCS to comply with the Research and Development Law

These restrictions may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies. In addition, if we fail to comply with any of the conditions imposed by the OCS, we may be required to refund any grants previously received, together with interest and penalties and we may be subject to criminal charges. In addition, under the R&D Law, any non-Israeli who becomes a direct holder of 5% or more of our share capital is required to notify the OCS and to undertake to observe the law governing the grant programs of the OCS, the principal restrictions of which are the transferability limits described above in this paragraph.

The tax benefits to which we are currently entitled from our approved enterprise program require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to pay increased taxes and would likely be denied these benefits in the future.

The Investment Center of the Ministry of Industry, Trade and Labor has granted “approved enterprise” status to investment programs at our facility in Ramat Gan. When we begin to generate taxable income from these approved enterprise programs, the portion of our income derived from these programs will be exempt from tax for a period of two years and will be subject to a reduced tax for an additional five to eight years thereafter, depending on the percentage of our share capital held by non-Israelis. The benefits available to an approved enterprise program are dependent upon the fulfillment of conditions stipulated under applicable law and in the certificate of approval. If we fail to comply with these conditions, in whole or in part, or fail to get approval in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. The amount by which our taxes would increase will depend on the difference between the then applicable tax rate for non-approved enterprises and the rate of tax, if any, that we would otherwise pay as an approved enterprise, and the amount of any taxable income that we may earn in the future.

Provisions of Israeli law may delay, prevent or impede an acquisition of us, which could prevent a change of control.

Israeli corporate law regulates mergers and tender offers, requires tender offers for acquisitions of shares above specified thresholds and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. These provisions could delay, prevent or impede an acquisition of us.

Our United States investors could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Although we believe that we were not a passive foreign investment company, or PFIC, in 2007, we cannot assure you that the United States Internal Revenue Service will agree with our position. We would be a PFIC if (i) 75% or more of our gross income in a taxable year (including our pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, in which we are considered to own directly or indirectly 25% or more of the shares by value) is passive income, or (ii) the value of our assets averaged quarterly over our the taxable year (including our pro rata share of the assets of any company treated as a corporation for U.S. Federal income tax purposes in which we are considered to own directly or indirectly 25% or more of the shares by value) that produce, or are held for the production of, passive income is at least 50%. Passive income includes interest, dividends, royalties, rents and annuities. If we are or become a PFIC, our U.S. investors could suffer adverse tax consequences, including being taxed at ordinary income tax rates and subject to an interest charge on gain from the sale or other disposition of our Ordinary Shares and on certain “excess distributions” with respect to Ordinary Shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "The Company" and "Risk Factors" and elsewhere in this reoffer prospectus constitute forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this reoffer prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this reoffer prospectus.

USE OF PROCEEDS

Fundtech will not receive any proceeds from the sale of shares resulting of the exercise of options granted under the Plans or from the sale of restricted shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the selling shareholders. Any net proceeds realized by Fundtech resulting of the exercise of options, shall be utilized by Fundtech for general corporate purposes as shall be determined by the Company from time to time. All such proceeds, net of brokerage commissions, if any, will be received by the selling shareholders. See "Selling Shareholders" and "Plan of Distribution"

SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of selling shareholders based upon the corporate records of Fundtech as of July 31, 2008. Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 16,084,757 shares outstanding as of such date and generally includes voting or investment power with respect to securities. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of ordinary shares that are to be offered by this prospectus or that will be owned for the direct or indirect account of each selling shareholder upon completion of the offering to which this prospectus relates. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of Fundtech.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares to be Beneficially Owned if All Shares Offered Hereby are Sold*]	% of Outstanding Shares To Be Owned if All Shares Offered Hereby are Sold

Gideon Argov	58,000	58,000	0	0
Reuven BenMenachem	402,625	402,625	0	0
Robert Cobuzzi	1,500	1,500	0	0
Gerald Dogon	1,500	1,500	0	0
Yaffa Krindel	17,333	17,333	0	0
Stanley Stern	48,333	48,333	0	0
Gil Weiser	39,133	39,133	0	0
Michael Sgroe	266,310	266,310	0	0
Joseph J. Aulenti	6,751	6,751	0	0
Yoram Bibring	141,533	141,533	0	0
Joseph P. Mazzetti	97,897	97,897	0	0

PLAN OF DISTRIBUTION

Ordinary shares offered hereby may be sold from time to time directly by or on behalf of the selling shareholders in one or more transactions on the Nasdaq Global Market or on any stock exchange on which the ordinary shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling shareholders may, at the same time, sell any ordinary shares owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There can be no assurance that any of the selling shareholders will sell any or all of the shares offered by them hereby.

Fundtech will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares underlying the exercise of options by the selling shareholders.

Fundtech has notified the selling shareholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the ordinary shares being offered hereby has been passed upon for Fundtech by Meitar, Liquornik, Geva & Leshem Brandwein, Israeli counsel to Fundtech.

EXPERTS

The financial statements incorporated by reference in this reoffer prospectus from our Annual Report on Form 20-F for the year ended December 31, 2007 have been audited by Brightman Almagor & Co., independent certified public accountants in Israel and a member of Deloitte Touche Tohamatsu, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION BY REFERENCE

The contents of the registrant’s Registration Statement on Form S-8, File No. 333-127027, filed with the Securities and Exchange Commission on July 29, 2005, are hereby incorporated by reference with the exception of Exhibits 5.1, 23.1, 23.2, and 24.1, which are provided herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat-Gan, State of Israel, on this 25th day of September, 2008.

FUNDTECH LTD.

/s/ Yoram Bibring
Yoram Bibring
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yoram Bibring and Joseph J. Aulenti, and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gideon Argov	Chairman of the Board of Directors	September 25, 2008
Gideon Argov

/s/ Reuven Ben Menachem	Director and Chief Executive Officer	September 25, 2008
Reuven Ben Menachem	(principal executive officer)

/s/ Yoram Bibring	Chief Financial Officer	September 25, 2008
Yoram Bibring	(principal financial officer and principal accounting officer)

/s/ Yaffa Krindel	Director	September 25, 2008
Yaffa Krindel

/s/ Robert Cobuzzi	Director	September 25, 2008
Robert Cobuzzi

/s/ Stanley Stern	Director	September 25, 2008
Stanley Stern

/s/ Gil Weiser	Director	September 25, 2008
Gil Weiser

/s/ Gerald Dogon	Director	September 25, 2008
Gerald Dogon

Authorized Representative in the U.S:

Fundtech Corporation

By:	/s/ Yoram Bibring
Name:	Yoram Bibring
Title:	Chief Financial Officer

Date:	September 25, 2008

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Meitar, Liquornik, Geva & Leshem, Brandwein, Israeli counsel to the registrant, as to the legality of the securities being offered under this reoffer prospectus.
23.1	Consent of Brightman Almagor & Co.
23.2	Consent of Meitar, Liquornik, Geva & Leshem, Brandwein (included in Exhibit 5.1).
24.1	Power of Attorney (see page 2 of this Registration Statement).
99.1	2005 International Share Option and Restricted Share Plan
99.2	2005 Israeli Share Option and Restricted Share Plan